Exhibit 10.34
          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made December 11 2007, between TIME WARNER INC., a Delaware corporation (the “Company”), and Jeffrey Bewkes (“You”).
          You are currently employed by Time Warner Inc. (the “Company”) pursuant to an Employment Agreement between you and the Company dated December 22, 2003, which includes a separate Confidentiality Non Competition and Ownership Agreement (the “Prior Agreement”). The Prior Agreement shall continue to govern the terms of your employment through December 31, 2007 and this Agreement shall become effective January 1, 2008 (the “Effective Date”) for all purposes other than Section 3.5, which shall be and become effective upon the execution of this Agreement. In all other respects, this Agreement shall amend and supersede the terms of the Prior Agreement (including the Confidentiality Non Competition and Ownership Agreement) effective with the Effective Date. You and the Company therefore agree as follows:
     1. Term of Employment. Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2012 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.
     2. Employment. During the term of employment, you shall serve as Chief Executive Officer, Time Warner Inc. and shall report only to the Board of Directors of the Company. You shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as the Board of Directors of the Company may from time to time delegate to you in addition thereto consistent with your position with the Company. You shall, subject to your election as such from time to time and without additional compensation, serve during the term of employment in such additional offices of comparable or greater stature and responsibility in the Company and its subsidiaries and as a director and as a member of any committee of the Board of Directors of the Company and its subsidiaries to which you may be elected from time to time. During your employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a substantially full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of the Board of Directors of the Company, no outside business activities which require the devotion of substantial amounts of your time, and (iii) unless you consent otherwise, the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs (including service as a director of another entity) as shall not interfere with the performance of your duties hereunder, provided that you comply with Section 9 and any generally applicable written policies of the Company on conflicts of interest and service as a director of another corporation, partnership, trust or other entity.
     3. Compensation.
          3.1 Base Salary. The Company shall pay you a base salary at the rate of not less than $1,750,000 per annum during the term of employment (“Base Salary”). If you are elected to serve as Chairman of the Board during the term of employment, your Base Salary will be increased to not less than $2,000,000 per annum for the remainder of the term of employment. The Company may increase, but not decrease, your Base Salary during the term of employment and upon any such increase the term “Base Salary” shall mean such increased amount (subject to Section 5). Base Salary shall be paid in accordance with the Company’s then current payroll practices and policies with respect to senior executives. For the purposes of this Agreement “senior executives” shall mean the executive officers of the Company.
          3.2 Bonus. In addition to Base Salary, you may be entitled to receive during the term of employment an annual cash bonus (“Bonus”) subject to and pursuant to the Company’s Annual Bonus Plan for Executive Officers (such plan, together with any successor plan of Company intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), being hereinafter referred to as the “Annual Bonus Plan”). Although your Bonus is fully discretionary, your target annual Bonus is $8,500,000, but the parties acknowledge that your actual Bonus will vary depending on the actual performance of you and the Company from a minimum of $0 and up to a maximum Bonus of $12,750,000 as determined by the Compensation and Human Development Committee of the Board of Directors of the Company (the “Compensation Committee”). Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined at that time. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Compensation Committee’s discretion based on overall Company performance. Payments of any bonus compensation under this Section 3.2 shall be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.
          3.3 Deferred Compensation Account. Pursuant to the terms of employment agreements with the Company that preceded the Prior Agreement, you previously have been paid deferred compensation which has been deposited in a special account (the “Trust Account”) maintained on the books of a Time Warner Inc. grantor trust (the “Rabbi Trust”) for your benefit. Consistent with the terms of the Prior Agreement, the Trust Account shall be maintained by the trustee (“Trustee”) thereof in accordance with the terms of Annex A attached hereto and the trust agreement (the “Trust Agreement”) establishing the Rabbi Trust (which Trust Agreement shall in all respects remain consistent with the terms of Annex A), until the full amount which you are entitled to receive therefrom has been paid in full. The Company shall pay all fees and expenses of the Trustee and shall enforce the provisions of the Trust Agreement for your benefit. The Company and you acknowledge that no amounts have been paid by the Company or deferred by you into the Trust Account and the terms and conditions governing the Trust Account have not been modified subsequent to October 1, 2004.
          3.4 Long Term Incentive Compensation. So long as the term of employment has not terminated the Company annually shall provide you with long term incentive compensation with a target value of $8,500,000 (based on the valuation method and process used by the Company with respect to awards made to its senior executives). In 2008, the long term incentive compensation will be in the form of options to purchase no more than 1,500,000 shares of Time Warner Common Stock and, for the remainder of the term of employment, the long term incentive compensation will be paid through a combination of stock option grants, restricted stock units, performance shares or other equity-based awards, cash-based long-term plans or other components as may be determined by the Compensation Committee of the Company’s Board of Directors from time to time in its sole discretion. The long term incentive compensation paid pursuant to this section will be paid at the same times as paid to other senior executives of the Company.
          3.5 Upfront Equity Grants. Following execution of the Agreement by both parties, you will be awarded a signing grant of 950,000 options to purchase shares of Time Warner Common Stock (the “Upfront Options”) on the next regular grant date (the 1st and 15th of each month (or the next business day if the 1st or 15th is not a business day)). The Upfront Options will be reflected in a separate stock option agreement that will set forth the terms and conditions of the Upfront Options. In the event your employment with the Company is terminated as a result of a termination of employment pursuant to Section 4.2 or due to your retirement, then (i) there shall be no additional vesting of the Upfront Options other than a pro-rata portion (based on the number of days from the previous vesting date through the date of termination) of the next installment of the Upfront Options shall vest on the effective date of termination of your employment, and (ii) the vested portion of the Upfront Options shall remain exercisable for a period of five years (but not beyond the term of such Upfront Options) from the earlier of the Severance Term Date and the Benefit Cessation Date or the effective date of your retirement, as applicable.
     In addition, in January 2008, you will be awarded 250,000 target performance stock units (the “Upfront PSU Grant”). The Upfront PSU Grant shall be reflected in a separate Performance Stock Units Agreement that will set forth the terms and conditions of the Upfront PSU Grant, including a provision that the performance period for the Upfront Performance Stock Units

Grant will be the five-year period beginning on January 1, 2008 and ending on December 31, 2012 and that the number of performance stock units that will vest will be determined by the Compensation Committee following the end of the performance period based on the highest total stockholder return (“TSR”) of Time Warner Common Stock for the three periods beginning January 1, 2008 and ending December 31, 2010, December 31, 2011 and December 31, 2012, respectively, relative to the TSR of the S&P 500 Index for the same periods, with a payout of 200% of the Upfront PSU Grant if the Company’s TSR is at the 100th percentile and a payout of 100% if the Company’s TSR is at the 50th percentile and a payout of 0 if the Company’s TSR is below the 25th percentile. In the event your employment with the Company is terminated as a result of a termination pursuant to Section 4.2 or due to your retirement, then (a) the performance period for the Upfront PSU Grant will end at December 31, 2008 if you retire pursuant to the second sentence of Section 4.6 or, otherwise, at December 31 of the year in which the effective date of termination of employment or retirement occurs, (b) the Company’s relative TSR will be measured based on the highest TSR achieved for the period(s) beginning January 1, 2008 and ending on each December 31 occurring thereafter during the shortened performance period, and, subject to the certification by the Compensation Committee of the performance level achieved by the Company, the number of shares to be paid to you will be (i) determined based on the highest TSR for such period(s) and (ii) pro-rated at 20% if your termination occurs because you retire pursuant to the second sentence of Section 4.6 or, otherwise, pro-rated based on a fraction, the numerator of which is the number of days from January 1, 2008 through the effective date of termination of employment, and the denominator of which is 1827, and (c) the shares of Time Warner Common Stock to be paid with respect to the Upfront PSU Grant will be paid to you as soon as practicable following but not later than March 15 of the year following the effective date of termination of employment.
     3.6 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Restated Certificate of Incorporation and By-laws of the Company and in any other agreements or arrangements intended to provide you with indemnification rights (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).
     4. Termination.
          4.1 Termination for Cause. The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Sections 4.1 and in Section 3.6, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability, (b) willful failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) willful misappropriation, embezzlement or reckless or willful destruction of Company property having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation; or (e) material and willful breach of any of the covenants provided for in Sections 9 and 10. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement or for intentional and improper conduct, and (ii) within 30 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations or cease such intentional and improper conduct, the termination shall not be effective. For purposes of this definition of Cause, no act, or failure to act, on your part shall be considered “willful” or “intentional” unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action or omission was opposed to the best interest of the Company. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts.
          In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) with respect to any rights you have with respect of amounts credited to the Trust Account or the Deferred Compensation Plan established by the Company on November 18,1998, as amended, (the “Deferred Plan”), through the effective date of termination or pursuant to any insurance or other benefit plans or arrangements of the Company (including rights under Section 8.2 hereof). You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

          4.2 Termination by You for Material Breach by the Company and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment effective 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches and provided further, that such notice is provided to the Company within 90 days after your knowledge of the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (ii) the Company violating Section 2 with respect to your title, your reporting solely to the Board of Directors of the Company, authorities, functions, duties, place of employment, powers or responsibilities (whether or not accompanied by a change in title); and (iii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement.
          The Company shall have the right, exercisable by written notice to you delivered before the date which is 60 days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination. If such notice is delivered on or after the date which is 60 days prior to the Term Date, and the effective date of such termination is no earlier than the Term Date, the provisions of Section 4.3 shall apply.
               4.2.1 After the effective date of a termination pursuant to this Section 4.2 (a “termination without cause”), you shall receive Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the effective date of termination. Your Average Annual Bonus shall be equal to the average of the regular annual bonus amounts (excluding the amount of any special or spot bonuses) in respect of the two calendar years during the most recent five calendar years for which the annual bonus received by you during your employment as CEO was the greatest; provided, however, if the Company has previously paid you less than two annual bonuses for years during which you served as CEO, then your Average Annual Bonus shall equal your target Bonus. Your pro-rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the time set forth in Section 4.8.
               4.2.2 After the effective date of a termination without cause, you shall continue to be treated as an employee of the Company for a period ending on the date (the “Severance Term Date”) which is two years after the effective date of such termination, and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary (on the Company’s normal payroll payment dates as in effect for senior executives immediately prior to the effective date of your termination without cause) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the second succeeding sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your status as an employee during such period, you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 8.2 effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable (the “Benefit Cessation Date”), and you shall receive the remaining payments of Base Salary and Bonus pursuant to this Section 4.2.2 at the times specified in Section 4.8 of the Agreement. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you shall continue to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Section 8.2 and you will continue to receive the payments as provided in the first sentence of this Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.
          4.3 After the Term Date. If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 90 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 90 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), then you shall receive any unpaid Annual Bonus or award under Section 3.4 with respect to a year prior to the year of termination which has been determined but not yet paid, Base Salary and a pro rata portion of your Average Annual Bonus through the effective date of termination. At the end of the 90-day notice period provided for in the first sentence of this Section 4.3, the term of employment shall end and you shall cease to be an employee of the Company and you shall have no further obligations or liabilities to the Company whatsoever, except that Sections 3.6, 7, 9.1, 9.2, 10, 11 and 13, and Annex A, shall survive such termination.

     4.4 Office Facilities. In the event of a termination of your employment pursuant to Section 4.2 or 4.3, then for the period beginning on the effective date of such termination and ending one year thereafter, the Company shall, without charge to you, make available to you office space at your principal job location immediately prior to your termination of employment, or other location reasonably close to such location, together with secretarial services, office facilities, services and furnishings, in each case reasonably appropriate to an employee of your position and responsibilities prior to such termination of employment but taking into account your reduced need for such office space, secretarial services and office facilities, services and furnishings as a result of your no longer being a full-time employee.
     4.5 Release. A condition precedent to the Company’s obligation to make or continue the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex B. If you shall fail to execute and deliver such release, or if you revoke such release as provided therein, then in lieu of the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation or, such release.
     4.6 Retirement. Because you have attained age 55 and ten years of service with the Company or an Affiliate of the Company, if your employment is voluntarily terminated by you at any time (other than pursuant to Section 4.2) you will be considered to have “retired” for purposes of this Agreement. Moreover, if you are not elected to serve as Chairman of the Board of the Company by January 1, 2009, and you give notice of your retirement between January 1, 2009 and March 31, 2009, then the retirement will become effective 30 days after the giving of such notice and your obligations under Section 9.2 will not apply. In addition, if you retire pursuant to the preceding sentence, you will receive an Annual Bonus with respect to 2008, as well as Base Salary and a pro rata portion of your Average Annual Bonus through the effective date of retirement. A retirement pursuant to this Section 4.6 shall not be deemed a “termination without cause” under this Agreement.
     4.7 No Mitigation/No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

     4.8 Payments. Payments of Base Salary and Bonus required to be made to you after any termination shall be made at the same times as such payments would otherwise have been paid to you pursuant to Sections 3.1 and 3.2 if you had not been terminated, subject to Section 13.17.
     5. Disability.
          5.1 Disability Payments. If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 13.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) the Average Annual Bonus, in each case, subject to Section 13.17.
          5.2 Recovery from Disability. If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall continue to receive disability benefits and shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with Sections 9 and 10 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Board of Directors of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

          5.3 Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.
     6. Death. If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive any unpaid Annual Bonus award with respect to the year prior to your death, Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year. For purposes of clarity, it is intended that your death shall not affect any vested rights you or your beneficiaries may have at the time of your death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary or benefit and incentive plans described in Sections 3.3, 8.1 and 8.2, which vested rights shall continue to be governed by the provisions of such plans and this Agreement.
     7. Life Insurance. The parties confirm that pursuant to the terms of the Prior Agreement and employment agreements with the Company or Affiliates that preceded the Prior Agreement, the Company has maintained $4,000,000 face amount of split ownership life insurance on your life. The Company shall continue to maintain such life insurance, which will be structured to comply with Section 409A of the Cod, and IRS Notice 2007-34, and shall maintain such policy (without reduction in the face amount of the coverage) until your death and irrespective of any termination of this Agreement, except pursuant to Section 4.1. You shall be entitled to designate the beneficiary or beneficiaries of such policy, which may include a trust. At your death, or on the earlier surrender of such policy by the owner, your estate (or the owner of the policy) shall promptly pay to the Company an amount equal to the premiums on such policy paid by the Company and its subsidiaries (net of (i) tax benefits, if any, to the Company and its subsidiaries in respect of payments of such premiums, (ii) any amounts payable by the Company which have been paid by you or on your behalf with respect to such insurance, (iii) dividends received by the Company and its subsidiaries in respect of such premiums, but only to the extent such dividends are not used to purchase additional insurance on your life, and (iv) any unpaid borrowings by the Company and its subsidiaries under the policy). If other than the Company, the owner of the policy from time to time shall execute, deliver and maintain a customary split dollar insurance agreement and collateral assignment form, assigning to the Company the proceeds of the policy but only to the extent necessary to secure the reimbursement of the obligation contained in the preceding sentence. The Company agrees that it will not borrow against the policy an amount in excess of the premiums on such policy paid by the Company and its subsidiaries (net of the amounts referred to in clauses (i), (ii) and (iii) above). The life insurance provided for in this Section 7 shall be in addition to any other insurance hereafter provided by the Company or any of its subsidiaries on your life under any group or individual policy. In addition to the foregoing, during your employment with the Company, the Company shall (x) provide you with $50,000 of group life insurance and (y) pay you annually an amount equal to the premium you would have to pay to obtain life insurance under the Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to (i) twice your Base Salary minus (ii) $50,000. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase GUL insurance or to purchase any other life insurance. If the Company discontinues its GUL insurance program, the Company shall nevertheless make the payments required by this Section 7 as if such program were still in effect. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company. The parties intend that any life insurance provided under this Section 7 shall be provided in a manner consistent with applicable laws.
     8. Other Benefits
          8.1 General Availability. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its senior executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, pension, profit-sharing, stock option or similar plan or program and in any group life insurance (to the extent set forth in Section 7), hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. In addition, you shall be entitled during the term of employment, to receive other benefits generally available to all senior executives of the Company to the extent you are eligible under the general provisions thereof, including, without limitation, to the extent maintained in effect by the Company for its senior executives, an automobile allowance and financial services.
          8.2. Benefits After a Termination or Disability. After the effective date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or, if earlier, the Benefit Cessation Date or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. During the same period, you will also continue to receive all other benefits maintained in effect by the Company for its senior executives, such as financial services reimbursement or an automobile allowance. After the effective date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. As applicable, at (i) the Severance Term Date or, if earlier, the Benefit Cessation Date in connection with a termination of employment pursuant to Section 4.2, (ii) the effective date of your retirement, or (iii) the end of the term of employment pursuant to Section 4.3, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, (a) consistent with the terms of the Prior Agreement and your previous employment agreement, (x) stock options to purchase shares of Time Warner Common Stock granted to you after May 1, 1996 and prior to January 1, 2000 shall remain exercisable for the full term thereof in the event of your termination of employment pursuant to Section 4.2 or 4.3 or due to your death or disability and (y) stock options to purchase shares of Time Warner Common Stock granted to you after December 31, 1999 and prior to November 1, 2003 shall remain exercisable for a period of five years (but not beyond the term of such stock options) following the Severance Term Date or, if earlier, the Benefit Cessation Date if your employment is terminated pursuant to Section 4.2 and for five years (but not beyond the term of such stock options) following the effective date of termination if your employment is terminated pursuant to Section 4.3; (b) if your employment with the Company is terminated as a result of a termination pursuant to Section 4.2, then (i) all stock options, restricted stock, and performance stock units granted to you by the Company on or after November 1, 2003 (other than the Upfront PSU Grant and the Upfront Options awarded under Section 3.5) shall continue to vest through the earlier of the Severance Term Date or the Benefit Cessation Date, (ii) all stock options granted to you by the Company on or after November 1, 2003 (other than the Upfront Options awarded under Section 3.5) shall vest on, and remain exercisable for a period of five years after, the earlier of the Severance Term Date or the Benefit Cessation Date (but not beyond the term of such options), (iii) any performance stock units granted to you by the Company after the Effective Date (other than the Upfront PSU Grant awarded under Section 3.5) will not be pro-rated in determining the number of shares of Time Warner Common Stock to be paid out at the end of the applicable performance period; and (iv) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and the Company; and (c) because you have attained age 55 and ten years of service with the Company or an Affiliate of the Company, if your employment is voluntarily terminated by you at any time or is terminated by the Company pursuant to Section 4.3, then all options granted to you by the Company (other than the Upfront Options awarded under Section 3.5) shall vest and become immediately exercisable, and shall remain exercisable for five years (and for the full term for stock options granted after May 1, 1996 and prior to January 1, 2000 if the termination of employment is pursuant to Section 4.3) following your date of termination (but not beyond the term of such options); provided, however, that if the Company has given notice of termination under Section 4.1 prior to your election to terminate pursuant to this subsection, then the terms of the applicable stock option plan or agreement shall be controlling. With respect to awards of restricted stock units (“RSUs”) held at the time of a termination of employment pursuant to Section 4.2, subject to potential further delay in payment pursuant to Section 13.17, (i) for all awards of RSUs that contain special accelerated vesting upon retirement, the vesting of the RSUs will accelerate upon, and the shares of Time Warner Common Stock will be paid to you promptly following, the effective date of termination of employment, and (ii) if the award agreement for any RSU award does not contain special treatment for retirement, then the treatment of the RSUs will be determined at the earlier of the Severance Term Date or the Benefit Cessation Date in accordance with the terms of the applicable award agreement(s) and based on a termination of employment at the applicable date, but the shares of Time Warner Common Stock underlying any vested RSUs will not be paid to you until promptly following the next regular vesting date(s) for such award(s) of RSUs.
     The treatment of the Upfront Options and the Upfront PSU Grant in the event of your termination of employment pursuant to Section 4.2 or your retirement will be as described in Section 3.5.
          8.3. Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this

Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.
     9. Protection of Confidential Information; Non-Compete.
          9.1 Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 9 shall mean Time Warner Inc. and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:
               9.1.1 You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;
               9.1.2 You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and
               9.1.3 If the term of employment is terminated pursuant to Section 4, for a period of one year after such termination, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.
          9.2 Non-Compete. During the term of employment and through the later of (i) the Severance Term Date if no Benefit Cessation Date applies or the Benefit Cessation Date, if it does apply, and, (ii) twelve months after the effective date of any termination of the term of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Board of Directors of the Company, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, and (y) during the period following a termination of your term of employment pursuant to Section 4, any of the following: AT&T Corporation, Bertelsmann A.G., CBS Corporation, Comcast Corporation, The Walt Disney Company, EarthLink, Inc., General Electric Corporation, Google Inc., Microsoft Corporation, The News Corporation Ltd., Sony Corporation, Viacom Inc. and Yahoo! Inc., and their respective subsidiaries and affiliates and any successor to the internet service provider, media or entertainment businesses thereof. Notwithstanding the above, this Section 9.2 shall not apply in the event of your retirement pursuant to the second sentence of Section 4.6.
     10. Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.
     11. Certain Additional Payments by the Company.
          11.1 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11.1, if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4.2.2, and (ii) the pro-rata bonus under Section 4.2.1. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 11. The Company’s obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon your termination of employment.
          11.2 Subject to the provisions of Section 11.3, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company subject to your consent (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change of control transaction involving the Company, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 11.3 and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you.
     11.3 You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:
     (1) give the Company any information reasonably requested by the Company relating to such claim,
     (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (3) cooperate with the Company in good faith in order effectively to contest such claim; and

     (4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11.3, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of you and direct you to sue for a refund or contest the claim in any permissible manner, and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs you to sue for a refund, the Company shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     11.4 If, after the receipt by you of a Gross-Up Payment or payment by the Company of an amount on your behalf pursuant to Section 11.3, you become entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, you shall (subject to the Company’s complying with the requirements of Section 11.3, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on your behalf pursuant to Section 11.3, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     11.5 Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of your taxable year next following your taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 11.3 that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of you, all or any portion of any Gross-Up Payment, and you hereby consent to such withholding.
     11.6 Definitions. The following terms shall have the following meanings for purposes of this Section 11.
     (1) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

     (2) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
     (3) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise.
     (4) The “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.
     12. Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

12.1 If to the Company:
Time Warner Inc.
One Time Warner Center
New York, New York 10019
Attention: Senior Vice President — Global
Compensation and Benefits
(with a copy, similarly addressed
but Attention: General Counsel)
          12.2 If to you, to your residence address set forth on the records of the Company with a copy to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention: Michael J. Segal, Esq.
     13. General.
          13.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.
          13.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          13.3 Entire Agreement. This Agreement, including Annexes A, B, C and the agreements specifically referred to herein, represent the entire agreement and understanding of the parties relating to the subject matter of this Agreement and, except as otherwise specifically provided in this Agreement, supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.
          13.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.
          13.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, or under the life insurance policies and benefit plans referred to in Sections 7 and 8.2, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.
     13.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
     13.7 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 9.1, 9.2, or 10, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.
     13.8 Resolution of Disputes. Except as provided in the preceding Section 13.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 13.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (from the losing party; provided that each party shall bear the costs of its own attorneys and other experts and advisors irrespective of which party prevails). If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions of this Section 13.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.
     13.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
     13.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.
     13.11 Conflict of Interest. Attached as Annex C and made part of this Agreement is the Time Warner Corporate Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

          13.12 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.
          13.13 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.
          13.14 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
          13.15 Survival. Sections 3.3, 3.6, 8.3 and 9 through 13 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.3, 3.4, 3.6, 4.4, 4.5, 4.7 and 7 through 13 shall survive any termination of the term of employment pursuant to Sections 4.2, 4.3, 4.6, 5 or 6.
          13.16 Definitions. The following terms are defined in this Agreement in the places indicated:
affiliate — Section 4.2.2
Average Annual Bonus — Section 4.2.1
Average Closing Price — Section 3.5
Base Salary — Section 3.1
Benefit Cessation Date — Section 4.2.2
Bonus — Section 3.2
cause — Section 4.1
Code — Section 3.2
Company — the first paragraph on page 1 and Section 9.1
Competitive Entity — Section 9.2
Disability Date — Section 5
Disability Period — Section 5
Effective Date — the second paragraph on page 1
Severance Term Date — Section 4.2.2
Term Date — Section 1
term of employment — Section 1
termination without cause — Section 4.2.1
Work Product — Section 10

     13.17 Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 13.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below with effect as of the Effective Date.

TIME WARNER INC.

By	/s/ Mark A. Wainger	Date:	12/11/07

Name: Mark A. Wainger
Title: Senior Vice President

	/s/ Jeffrey Bewkes	Date:	Dec. 11, 2007

Jeffrey Bewkes

ANNEX A
Deferred Compensation Account
     A.1 Investments. Funds credited to the Trust Account shall be actually invested and reinvested in an account in securities selected from time to time by an investment advisor designated from time to time by the Company (the “Investment Advisor”), substantially all of which securities shall be “eligible securities”. The designation from time to time by the Company of an Investment Advisor shall be subject to the approval of the Executive, which approval shall not be withheld unreasonably. “Eligible securities” are common and preferred stocks, warrants to purchase common or preferred stocks, put and call options, and corporate or governmental bonds, notes and debentures, either listed on a national securities exchange or for which price quotations are published in newspapers of general circulation, including The Wall Street Journal, and certificates of deposit. Eligible securities shall not include the common or preferred stock, any warrants, options or rights to purchase common or preferred stock or the notes or debentures of the Company or any corporation or other entity of which the Company owns directly or indirectly 5% or more of any class of outstanding equity securities. The Investment Advisor shall have the right, from time to time, to designate eligible securities which shall be actually purchased and sold for the Trust Account on the date of reference. Such purchases may be made on margin; provided that the Company may, from time to time, by written notice to the Executive, the Trustee and the Investment Advisor, limit or prohibit margin purchases in any manner it deems prudent and, upon three business days written notice to the Executive, the Trustee and the Investment Advisor, cause all eligible securities theretofore purchased on margin to be sold. The Investment Advisor shall send notification to the Executive and the Trustee in writing of each transaction within five business days thereafter and shall render to the Executive and the Trustee written quarterly reports as to the current status of his or her Trust Account. In the case of any purchase, the Trust Account shall be charged with a dollar amount equal to the quantity and kind of securities purchased multiplied by the fair market value of such securities on the date of reference and shall be credited with the quantity and kind of securities so purchased. In the case of any sale, the Trust Account shall be charged with the quantity and kind of securities sold, and shall be credited with a dollar amount equal to the quantity and kind of securities sold multiplied by the fair market value of such securities on the date of reference. Such charges and credits to the Trust Account shall take place immediately upon the consummation of the transactions to which they relate. As used herein “fair market value” means either (i) if the security is actually purchased or sold by the Rabbi Trust on the date of reference, the actual purchase or sale price per security to the Rabbi Trust or (ii) if the security is not purchased or sold on the date of reference, in the case of a listed security, the closing price per security on the date of reference, or if there were no sales on such date, then the closing price per security on the nearest preceding day on which there were such sales, and, in the case of an unlisted security, the mean between the bid and asked prices per security on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices per security on the nearest preceding day for which such prices are available. If no bid or asked price information is available with respect to a particular security, the price quoted to the Trustee as the value of such security on the date of reference (or the nearest preceding date for which such information is available) shall be used for purposes of administering the Trust Account, including determining the fair market value of such security. The Trust Account shall be charged currently with all interest paid by the Trust Account with respect to any credit extended to the Trust Account. Such interest shall be charged to the Trust Account, for margin purchases actually made, at the rates and times actually paid by the Trust Account. The Company may, in the Company’s sole discretion, from time to time serve as the lender with respect to any margin transactions by notice to the then Investment Advisor and the Trustee and in such case interest shall be charged at the rate and times then charged by an investment banking firm designated by the Company with which the Company does significant business. Brokerage fees shall be charged to the Trust Account at the rates and times actually paid.
     A.2 Dividends and Interest. The Trust Account shall be credited with dollar amounts equal to cash dividends paid from time to time upon the stocks held therein. Dividends shall be credited as of the payment date. The Trust Account shall similarly be credited with interest payable on interest-bearing securities held therein. Interest shall be credited as of the payment date, except that in the case of purchases of interest-bearing securities the Trust Account shall be charged with the dollar amount of interest accrued to the date of purchase, and in the case of sales of such interest-bearing securities the Trust Account shall be credited with the dollar amount of interest accrued to the date of sale. All dollar amounts of dividends or interest credited to the Trust Account pursuant to this Section A.2 shall be charged with all taxes thereon deemed payable by the Company (as and when determined pursuant to Section A.5). The Investment Advisor shall have the same right with respect to the investment and reinvestment of net dividends and net interest as he has with respect to the balance of the Trust Account.
     A.3 Adjustments. The Trust Account shall be equitably adjusted to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations and other changes affecting the securities held therein.
     A.4 Obligation of the Company. Without in any way limiting the obligations of the Company otherwise set forth in the Agreement or this Annex A, the Company shall have the obligation to establish, maintain and enforce the Rabbi Trust and to make payments to the Trustee for credit to the Trust Account in accordance with the provisions of Section 3.3 of the Agreement, to use due care in selecting the Trustee or any successor trustee and to in all respects work cooperatively with the Trustee to fulfill the obligations of the Company and the Trustee to the Executive. The Trust Account shall be charged with all taxes (including stock transfer taxes), interest, brokerage fees and investment advisory fees, if any, payable by the Company and attributable to the purchase or disposition of securities designated by the Investment Advisor (in all cases net after any tax benefits that the Company would be deemed to derive from the payment thereof, as and when determined pursuant to Section A.5) and only in the event of a default by the Company of its obligation to pay such fees and expenses, the fees and expenses of the Trustee in accordance with the terms of the Trust Agreement, but no other costs of the Company. Subject to the terms of the Trust Agreement, the securities purchased for the Trust Account as designated by the Investment Advisor shall remain the sole property of the Company, subject to the claims of its general creditors, as provided in the Trust Agreement. Neither the Executive nor his legal representative nor any beneficiary designated by the Executive shall have any right, other than the right of an unsecured general creditor, against the Company or the Trust in respect of any portion of the Trust Account.
     A.5 Taxes. The Trust Account shall be charged with all federal, state and local taxes deemed payable by the Company with respect to income recognized upon the dividends and interest received by the Trust Account pursuant to Section A.2 and gains recognized upon sales of any of the securities which are sold pursuant to Section A. 1, or A.7. The Trust Account shall be credited with the amount of the tax benefit received by the Company as a result of any payment of interest actually made pursuant to Section A. 1 or A.2 and as a result of any payment of brokerage fees and investment advisory fees made pursuant to Section A.1. If any of the sales of the securities which are sold pursuant to Section A.1 or A.7 results in a loss to the Trust Account, such net loss shall be deemed to offset the income and gains referred to in the second preceding sentence (and thus reduce the charge for taxes referred to therein) to the extent then permitted under the Internal Revenue Code of 1986, as amended from time to time, and under applicable state and local income and franchise tax laws (collectively referred to as “Applicable Tax Law”); provided, however, that for the purposes of this Section A.5 the Trust Account shall, except as provided in the third following sentence, be deemed to be a separate corporate taxpayer and the losses referred to above shall be deemed to offset only the income and gains referred to in the second preceding sentence. Such losses shall be carried back and carried forward within the Trust Account to the extent permitted by Applicable Tax Law in order to minimize the taxes deemed payable on such income and gains within the Trust Account. For the purposes of this Section A.5, all charges and credits to the Trust Account for taxes shall be deemed to be made as of the end of the Company’s taxable year during which the transactions, from which the liabilities for such taxes are deemed to have arisen, are deemed to have occurred. Notwithstanding the foregoing, if and to the extent that in any year there is a net loss in the Trust Account that cannot be offset against income and gains in any prior year, then an amount equal to the tax benefit to the Company of such net loss (after such net loss is reduced by the amount of any net capital loss of the Trust Account for such year) shall be credited to the Trust Account on the last day of such year. If and to the extent that any such net loss of the Trust Account shall be utilized to determine a credit to the Trust Account pursuant to the preceding sentence, it shall not thereafter be carried forward under this Section A.5. For purposes of determining taxes payable by the Company under any provision of this Annex A it shall be assumed that the Company is a taxpayer and pays all taxes at the maximum marginal rate of federal income taxes and state and local income and franchise taxes (net of assumed federal income tax benefits) applicable to business corporations and that all of such dividends, interest, gains and losses are allocable to its corporate headquarters, which are currently located in New York City.
     A.6 Intentionally Deleted.
     A.7 Payments. Payments of deferred compensation shall be made as provided in this Section A.7. Unless the Executive makes the election referred to in the next succeeding sentence, deferred compensation shall be paid bi-weekly for a period of ten years (the “Pay-Out Period”) commencing on the first Company payroll following the later of (i) the Term Date and (ii) the February following the year when the Executive separates from service (within the meaning of Section 409A of the Internal Revenue Code). Until December 31, 2008, the Executive may elect a shorter Pay-Out Period by delivering written notice to the Company or the Trustee at least one-year prior to the commencement of the Pay-Out Period, which notice shall specify the shorter Pay-Out Period. On each payment date, the Trust Account shall be charged with the dollar amount of such payment. On each payment date, the amount of cash held in the Trust Account shall be not less than the payment then due and the Company or the Trustee may select the securities to be sold to provide such cash if the Investment Advisor shall fail to do so on a timely basis. The amount of any taxes payable with respect to any such sales shall be computed, as provided in Section A.5 above, and deducted from the Trust Account, as of the end of the taxable year of the Company during which such sales are deemed to have occurred. Solely for the purpose of determining the amount of payments during the Pay-Out Period, the Trust Account shall be valued on the fifth trading day prior to the end of the month preceding the first payment of each year of the Pay-Out

Period, or more frequently at the Company’s or the Trustee’s election (the “Valuation Date”), by adjusting all of the securities held in the Trust Account to their fair market value (net of the tax adjustment that would be made thereon if sold, as estimated by the Company or the Trustee) and by deducting from the Trust Account the amount of all outstanding indebtedness. The extent, if any, by which the Trust Account, valued as provided in the immediately preceding sentence exceeds the aggregate amount of credits to the Trust Account pursuant to Sections 3.3, and 3.5 of the Agreement as of each Valuation Date is herein called “Account Retained Income”. The amount of each payment for the year, or such shorter period as may be determined by the Company or the Trustee, of the Pay-Out Period immediately succeeding such Valuation Date, including the payment then due, shall be determined by dividing the aggregate value of the Trust Account, as valued and adjusted pursuant to the second preceding sentence, by the number of payments remaining to be paid in the Pay-Out Period, including the payment then due; provided that each payment made shall be deemed made first out of Account Retained Income (to the extent remaining after all prior distributions thereof since the last Valuation Date). The balance of the Trust Account, after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to the Executive in the final payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment.
     If the Executive shall die at any time whether during or after the term of employment, the Trust Account shall be valued as of the date of the Executive’s death and the balance of the Trust Account after all the securities held therein have been sold and all indebtedness liquidated shall be paid to the Executive’s estate or beneficiary within 75 days of such death in a final lump sum payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment. Payments made pursuant to this paragraph shall be deemed made first out of Account Retained Income.
Within 90 days after the end of each taxable year of the Company in which payments are made, directly or indirectly, to the Executive from the Trust Account and at the time of the final payment from the Trust Account, the Company or the Trustee shall compute and the Company shall pay to the Trustee for credit to the Trust Account, the amount of the tax benefit assumed to be received by the Company from the payment to the Executive of amounts of Account Retained Income during such taxable year or since the end of the last taxable year, as the case may be. No additional credits shall be made to the Trust Account pursuant to the preceding sentence in respect of the amounts credited to the Trust Account pursuant to the preceding sentence. Notwithstanding any provision of this Section A.7, the Executive shall not be entitled to receive pursuant to this Annex A an aggregate amount that shall exceed the sum of (i) all credits made to the Trust Account pursuant to Sections 3.3 and 3.5 of the Agreement to which this Annex is attached, (ii) the net cumulative amount (positive or negative) of all income, gains, losses, interest and expenses charged or credited to the Trust Account pursuant to this Annex A (excluding credits made pursuant to the second preceding sentence), after all credits and charges to the Trust Account with respect to the tax benefits or burdens thereof, and (iii) an amount equal to the tax benefit to the Company from the payment of the amount (if positive) determined under clause (ii) above; and the final payment(s) otherwise due may be adjusted or eliminated accordingly. In determining the tax benefit to the Company under clause (iii) above, the Company shall be deemed to have made the payments under clause (ii) above with respect to the same taxable years and in the same proportions as payments of Account Retained Income were actually made from the Trust Account. Except as otherwise provided in this paragraph, the computation of all taxes and tax benefits referred to in this Section A.7 shall be determined in accordance with Section A.5 above.

ANNEX B
RELEASE
     Pursuant to the terms of the Employment Agreement made as of                      , between TIME WARNER INC., a Delaware corporation (the “Company”), One Time Warner Center, New York, New York 10019 and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, [Name], being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that after taking into account the provisions of Section 9 of the Agreement are scheduled to vest subsequent to my termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, each as amended through and including the date of this Release; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce my rights and the Company’s continuing obligations under the Agreement.
     I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.
     I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALAUBLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.
     WITNESS my hand this                      day of                      ,                      .

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